Exhibit 10.1
KEITHLEY INSTRUMENTS, INC.
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is by and between Keithley Instruments, Inc., an Ohio corporation (the “Company”), and [Joseph P. Keithley/Linda C. Rae] (the “Executive”) made this 9th day of August, 2010.
RECITALS
     A. The Executive is presently employed by the Company as a senior executive or key employee and has made and is expected to continue to make significant contributions to the short- and long-term success of the Company.
     B. The Company’s Board of Directors has determined that a Change in Control (as hereinafter defined) or the prospect of a Change in Control of the Company may result in the distraction or departure of key management personnel to the detriment of the Company.
     C. In order to encourage continuity of management and to ensure that the Company’s senior executives and key employees are not distracted from discharging their duties because of a Change in Control or the prospect of a Change in Control, the Company desires to provide the benefits provided herein to encourage the Executive to remain in the employ of the Company.
     D. In consideration of the benefits provided by this Agreement, the Executive is willing to continue in the Company’s employ as a senior executive or key employee.
     NOW THEREFORE, the Executive and the Company, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     When used in this Agreement, the following terms shall have the meanings set forth in this Article I, unless the context clearly provides otherwise:
     1.1 A “Change in Control” will be deemed to have occurred if during the term of this Agreement:
          (a) the Board of Directors or shareholders of the Company approve a plan or agreement providing for a merger or consolidation which, if consummated, will result in the shareholders of the Company, immediately prior to the transaction giving rise to the merger or consolidation, owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote generally in the election of directors of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;

          (b) the Board of Directors or shareholders of the Company approve a plan or agreement to sell all or substantially all of the assets of the Company or to liquidate or dissolve the Company; or
          (c) (i) any Person (other than the Company or a subsidiary of the Company or any employee benefit plan of the Company (including any trustee of any such plan acting in its capacity as trustee)) purchases, in one transaction or a series of transactions, any equity securities of the Company (or securities convertible into equity securities) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or without the prior consent of the Board of Directors becomes the beneficial owner of securities of the Company representing (A) 50% or more of the total number of outstanding Common Shares, without par value, and Class B Common Shares, without par value, or (B) 80% or more of the Class B Common Shares, without par value, and (ii) during any two-year period following an event specified in Section 1.1(c)(i), individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period.
     1.2 A “Triggering Event” will be deemed to have occurred if, during the Protection Period (as hereinafter defined):
          (a) the Company separates the Executive from service with the Company, other than in the case of a Termination for Cause; or
          (b) The Executive separates from service with the Company for Good Reason.
The term “Protection Period” shall mean the period beginning on the date of the Change of Control and ending two years after the date on which the Change in Control occurred; provided, however, if a Change of Control occurs by reason of Section 1.1(a) or (b), and the plan or definitive agreement providing for the applicable transaction giving rise to such Change of Control under Section 1.1(a) or (b) terminates without the merger, consolidation, sale, liquidation or dissolution, as applicable, having been completed, then the Protection Period shall end on the date such plan or agreement terminates.
     1.3 The term “separates from service with the Company” shall mean the Executive’s Separation from Service, as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; provided, however, that such Separation from Service with the Company is not as a result of the Executive’s death, retirement or disability (as defined in Code Section 409A). If the Executive separates from service with the Company as a result of death or disability (determined under the Company’s normal employment policies or procedures) after the Company has provided written notice to the Executive of the Company’s intent to separate the Executive from service with the Company at a future date, but in no event later than two years after the date on which the Change in Control occurred, then notwithstanding the prior sentence, the Executive or her estate, as applicable, will be entitled to the benefits provided herein.
     1.4 The Executive’s separation from service with the Company will be deemed to be for “Good Reason” if the Executive separates from service upon or within six months after one or more of the following occurs without the consent of the Executive (which consent the Executive shall be under no obligation to give):
          (a) a significant diminution in the Executive’s responsibilities, power or authority in comparison with the responsibilities, power or authority the Executive had at or about the time of the Change in Control, other than any diminution in the Executive’s responsibilities solely as a result of the fact that the entity for which the Executive is providing services no longer has securities that are listed or publicly traded (such as the elimination of any responsibility for Securities and Exchange Commission reporting or investor relations activities);
          (b) the assignment of the Executive to duties that are inconsistent with the duties assigned to the Executive on the date on which the Change in Control occurred, and which duties the Company persists in assigning to the Executive for a period of fifteen days following the prompt written objection of the Executive;
          (c) (i) a material reduction in the Executive’s base salary or incentive or bonus opportunity as a percentage of base salary, (ii) a material reduction in the aggregate value of equity grants under the Company’s equity-based award plans or any substitute therefor (using the same methodology for valuing equity grants as the Compensation and Human Resources Committee of the Company’s Board of Directors used for the equity grants most recently awarded to the Executive as of the date of the Change in Control), (iii) a material reduction in group health, life, disability or other insurance programs (including any such benefits provided to the Executive’s family) or pension, retirement or profit-sharing plan benefits (other than pursuant to a general amendment or modification affecting all plan-covered employees), (iv) the establishment of criteria or factors to be achieved for the payment of incentive or bonus compensation that are substantially more difficult than the criteria or factors established for other similar executive officers or key employees of the Company, (v) the failure to promptly pay the Executive any incentive or bonus compensation to which the Executive is entitled through the achievement of the criteria or factors established for the payment of such incentive or bonus compensation, (vi) the exclusion of the Executive from any plan, program or arrangement in which similarly situated executives or key employees of the Company are included, or (vii) a material breach by the Company of the terms of this Agreement or any other material written agreement between the Company and the Executive;
          (d) the Company requires the Executive to be based at or generally work from any location more than fifty (50) miles from the Company’s headquarters in Solon, Ohio or the Company, over the course of any calendar month, requires the Executive to be away from the Company’s headquarters in Solon, Ohio for more than 50% of the business days during that month; or
          (e) the failure of any successor to the Company to expressly adopt this Agreement as provided in Section 6.3.
     1.5 A “Termination for Cause” will be deemed to have occurred if, and only if, the Board of Directors of the Company, or its designee, in good faith determines that the Executive’s separation from service with the Company is because of any one or more of the following:

          (a) commission of an act or series of acts of intentional dishonesty that are materially detrimental to the best interests of the Company;
          (b) willful and repeated failure to perform the duties associated with the Executive’s position, which failure has not been cured within thirty (30) days after the Company gives written notice thereof to the Executive; or
          (c) failure to cooperate with any internal investigation conducted by the Company or with any investigation, inquiry, hearing or similar proceedings by any governmental authority having jurisdiction over the Company or the Executive.
     1.6 “Executive’s Target Bonus” means an amount equal to the greater of (a) the Executive’s Annual Salary multiplied by the bonus target percentage set forth on Exhibit A hereto, or (b) the average bonus amount actually received by the Executive from the Company for the preceding three fiscal years (or for such fewer number of full fiscal years that Executive has been employed by the Company).
     1.7 “Executive’s Annual Salary” means the Executive’s annual base salary at the time of a Triggering Event or at the time of the occurrence of a Change in Control, whichever is higher.
     1.8 “Executive’s Pro Rata Current Year Bonus” means an amount equal to (a) the Executive’s Target Bonus, multiplied by (b) a fraction, the numerator of which is the number of days elapsed in the fiscal quarter during which a Triggering Event occurs to the date of the Triggering Event, the denominator of which is the total number of days in the fiscal quarter during which a Trigger Event occurs.
     1.9 “Person” means an individual, corporation, partnership, limited liability company or other entity and one or more Persons acting as group (as determined under Section 409A of the Code).
ARTICLE II
TRIGGERING EVENT PAYMENTS
     2.1 After the occurrence of a Triggering Event, the Company shall pay the amounts or shall commence providing the benefits set forth herein, provided the release required and described in Article III has been executed and delivered by the Executive to the Company and, as applicable, such release has not been timely revoked.
     (a) The Company shall pay a lump sum severance benefit to the Executive (the “Severance Payment”) which will be in addition to any other compensation or remuneration to which the Executive is, or becomes, entitled to receive from the Company (including any earned but unpaid bonus for any prior completed fiscal period) in an amount equal to the sum of (i) 1.5 times the Executive’s Annual Salary, plus (ii) 1.5 times the Executive’s Target Bonus, plus (iii) the Executive’s Pro Rata Current Year Bonus, less the amount of any bonus actually received by the Executive for the current fiscal year. The payment of the benefit shall be made in one lump sum cash payment on or about the ninetieth (90th) day after the Triggering Event, subject, however, to Section 2.2.
          (b) The Company shall, at its expense, provide the Executive, and the Executive’s family, with life, medical, hospitalization, vision, dental/health (the “Company Health and Welfare Benefits”) in an amount not less than that provided on the date on which the Change in Control occurred until the earlier of (i) in the event that the Executive shall become employed by another employer after a Triggering Event, the date on which the Executive shall be eligible to receive benefits from such employer which are substantially equivalent to or greater than the benefits the Executive and the Executive’s family received from the Company or (ii) the 18-month anniversary of the date of the Triggering Event; provided, however, that if the Executive’s continuation in some or all of the Company Health and Welfare Benefits is not available, then the Company shall make monthly payments to the Executive commencing the first day of the month after the Company makes the payments described in Section 2.1(a) above equal to the actual cost to the Executive on a pre-tax basis, of the coverage for such Executive, over a period of 18 months with respect to those benefits among the Company Health and Welfare Benefits not available. To the extent permitted by law and the applicable benefit plan, the Company’s health insurance continuation obligation otherwise available under the COBRA rules will begin to run at the expiration of the period for which the Company Health and Welfare Benefits are provided to the Executive under this Section 2.1(c).
          (c) The Company shall, at its expense, provide the Executive with the reasonable services of an outplacement firm mutually agreed upon between the Company and the Executive and suitable to the Executive’s position until the first acceptance by the Executive of an offer of employment; provided, however, that the cost of such outplacement shall not exceed $25,000; provided, further, that the Company will not be required to provide such services to the Executive beyond December 31st of the first calendar year following the calendar year in which the Triggering Event occurs.
          (d) Except as provided in Section 2.1(e) below, the awards granted to the Executive under the Company’s 1992 Stock Incentive Plan, 2002 Stock Incentive Plan, as amended, and 2009 Stock Incentive Plan (collectively, the “Plans” and each, a “Plan”) shall be treated in the manner provided in the applicable Plan and award agreements thereunder, including with respect to those awards outstanding immediately prior to a “Change of Control” as defined in the applicable Plan, becoming fully vested and, in the case of stock options, fully exercisable, upon such Change of Control (as defined in the applicable Plan).
          (e) The number of common shares of the Company that the Executive shall be entitled to receive under each award of performance award units granted to the Executive under the Plans that is outstanding immediately prior to a Change of Control (as defined in the applicable Plan) that occurs prior to the Vesting Date (as defined in the applicable Performance Award Agreement) shall be determined based on the greater of (i) the Initial Award set forth in the Performance Award Agreement or (ii) the number of shares that the Executive would be entitled to receive if the Company’s actual performance through the date of a Change of Control (as defined in the applicable Plan) event was deemed to have occurred at the Vesting Date, but not in excess of 1.5 times the Initial Award level.

     2.2 All payments pursuant to this Agreement shall be made less standard required deductions and withholdings. Notwithstanding the above, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code), benefits or payments to the Executive pursuant to this Article II shall be made or commence, as applicable, on the date which is the earlier of (a) the Executive’s death or (b) on the one hundred eighty-first (181st) day following the date of the Executive’s separation from service with the Company.
     2.3 Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section 2.3, to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of the Company and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), then:
          (a) if the After-Tax Payment Amount (as defined below) would be greater by reducing the amount of the Severance Payment otherwise payable under Section 2.1 to the Executive to the minimum extent necessary (but in no event to less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Severance Payment shall be so reduced; and
          (b) if the After-Tax Payment Amount would be greater without the reduction referred to in Section 2.3(a), then there shall be no reduction in the Severance Payment by application of this Section 2.3.
As used in this Agreement, the “After-Tax Payment Amount” means the difference of (x) the amount of the Payment, less (y) the amount of the Excise Tax, if any, imposed upon the Payment.
Any reduction under Section 2.3(a) shall be made consistent with the requirements of Section 409A of the Code, to the extent applicable.
     2.4 The Executive shall determine, in the first instance, whether any reduction in the amount of the Severance Payment is required pursuant to Section 2.3. If the Executive determines that such a reduction may be required, or if reasonably requested by the Company, then an accounting firm selected by the Executive and reasonably acceptable to the Company (the “Accounting Firm”) shall determine whether any such reduction is required pursuant to Section 2.3 and, if required, the amount of such reduction, and Section 2.5 shall apply.
     2.5 If Section 2.3 applies pursuant to Section 2.4, the Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of the Triggering Event. The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations. Any determination by the Accounting Firm as to whether any reduction in the amount of the Severance Payment is required, and the amount of the reduction if required, pursuant to Sections 2.3 through 2.5 shall be binding upon the Company and the Executive. The fees and expenses of the Accounting Firm for its services in connection with the determination and calculations contemplated by Sections 2.3 through 2.5 shall be borne by the Company. The federal, state and local income or other tax returns filed by the Executive and the Company shall be prepared and filed on a basis consistent with such determination and calculations. The Company shall pay the Severance Payment, as reduced or not reduced pursuant to the final determination of the Accounting Firm, to the Executive no later than the time otherwise required hereunder.
ARTICLE III
RELEASE
     3.1 As a condition to the payment of the benefits by the Company to the Executive pursuant to this Agreement, as described in Article II, the Executive shall deliver a signed release of claims against the Company. Such release shall be delivered to the Company no later than sixty (60) days following a Triggering Event, shall be in a form and substance as determined by the Company, and, as applicable, shall not be timely revoked by the Executive, and will include among its terms the operative language substantially similar to the following:
In exchange for the payments set forth in the Change in Control Agreement by and between Keithley Instruments, Inc. (the “Company”) and me (the “CIC Agreement”), I and my heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Company and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Company Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which I now have, have had, or may hereafter have against any of the Company Released Parties from the beginning of my employment with the Company to the date of this release, arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (i) my employment by the Company, (ii) my service as an officer or key employee, as the case may be, of the Company, (iii) any transaction prior to the date of this release and all effects, consequences, losses and damages relating thereto, (iv) the services provided by me to the Company, or (v) my termination of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the

Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Title 4112 of the Ohio Revised Code, and all other federal or state laws governing employers and employees; provided, however, that nothing in this release will bar, impair or affect the obligations, covenants and agreements of the Company (x) to pay compensation and benefits through the date of termination, (y) to fulfill its obligations set forth in the CIC Agreement and any stock option, restricted share or performance share agreement, or (z) to satisfy any indemnification, expense advancement or other obligation under applicable law, the Company’s Code of Regulations, or any indemnification agreement to which the Company and I are a party.
     3.2 If the release described in this Article III has not been delivered by the Executive to the Company thirty (30) days after a Triggering Event, the Company shall promptly provide the Executive or her estate, as applicable, written notice that the release must be timely delivered in order for the Executive to receive the benefits hereunder, which notice, however, shall in no event modify any otherwise applicable time periods. Notwithstanding any other provision of this Agreement, if the release described in this Article III is not timely delivered by the Executive to the Company or, as applicable, is timely revoked by the Executive, then this Agreement shall terminate and be of no further force or effect; provided, however, the restrictive covenants set forth in Article IV shall remain operative and shall not terminate until the expiration of the term set forth therein.
ARTICLE IV
NON-SOLICITATION AND CONFIDENTIAL INFORMATION
     4.1 For a period of one (1) year following the Executive’s separation from service with the Company, if the Executive has received or is receiving benefits under this Agreement, the Executive shall not, directly or indirectly, on her own behalf or on behalf of any person or entity (a) solicit the employment of any employee who has been employed by the Company or its subsidiaries at any time during the six (6) months immediately preceding such date of hiring or solicitation or (b) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that, as of the date of such separation from service, competes with, the business of the Company.
     4.2 The Executive shall not use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or any entity controlling, controlled by, or under common control with the Company (each an “Affiliate”) except when required to do so by a court of competent jurisdiction; provided, however, that the foregoing restrictions shall not apply to the extent that such information (a) is obtainable in the public domain, (b) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (c) was not acquired by the Executive in connection with her employment or affiliation with the Company, (d) was not acquired by the Executive from the Company or its representatives, or (e) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements. In the event the Executive’s employment is terminated for any reason, the Executive immediately shall return to the Company all Confidential Information in her possession.
ARTICLE V
TERM
     The term of this Agreement shall be three (3) years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies the Executive in writing that this Agreement will not be renewed at least sixty (60) days prior to the end of the current term; provided, however, that (a) from and after a Change in Control during the term of this Agreement, this Agreement shall remain in effect until the end of the Protection Period, (b) this Agreement shall terminate if, before a Change in Control, the employment of the Executive with the Company or any of its subsidiaries, as the case may be, shall terminate for any reason and (c) if a Protection Period ends by reason of the proviso in Section 1.2, this Agreement shall not terminate and shall remain in full force and effect until it otherwise terminates or expires in accordance with this Article V. The termination this Agreement shall not affect the parties’ respective rights and obligations established prior to the termination date.
ARTICLE VI
MISCELLANEOUS
     6.1 No amounts otherwise due or payable under this Agreement will be subject to setoff or counterclaim by either party hereto.
     6.2 All attorney’s reasonable fees and related expenses incurred in good faith by the Executive in connection with or relating to the enforcement by her of her rights under this Agreement will be paid for by the Company.
     6.3 This Agreement will be binding upon and will inure to the benefit of the Company and its successors and assigns, including, without limitation, any corporation or other person which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Company. Without limitation of the foregoing, the Company will require any such successor, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by the Company. This Agreement will be binding upon and will inure to the benefit of the Executive, her heirs at law and her personal representatives.

     6.4 Neither this Agreement nor any benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
     6.5 This Agreement will not in any way constitute an employment agreement between the Company and the Executive and it will not oblige the Executive to continue in the employ of the Company, nor will it oblige the Company to continue to employ the Executive, but it will merely require the Company to pay benefits hereunder to the Executive under the agreed upon circumstances. The Executive and the Company acknowledge and confirm that the Executive’s employment by the Company is employment-at-will, and is subject to termination by the Executive or the Company at any time.
     6.6 The benefits herein provided will be in addition to, and are not intended to reduce, restrict or eliminate any benefit to which the Executive may otherwise be entitled by virtue of her termination of employment or otherwise.
     6.7 All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to the Executive, to the last address which the Executive shall provide to the Company, in writing, for this purpose, but if the Executive has not then provided such an address, then to the last address of the Executive then on file with the Company; and if to the Company, then to the last address which the Company shall provide to the Executive, in writing, for this purpose, but if the Company has not then provided the Executive with such an address, then to:
Secretary
Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139
     6.8 This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws. If either party institutes a suit or other legal proceedings, whether in law or equity, the Executive and the Company hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.
     6.9 This Agreement constitutes the entire understanding between the Company and the Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including any prior change in control agreements or arrangements by and between the Company and the Executive. Nothing in this Agreement is intended to affect the Executive’s rights, including rights to indemnification, if applicable, under applicable law, the Company’s Code of Regulations or any separate indemnification agreement. No term or provision of this Agreement may be changed, waived, amended or terminated except by a written instrument. The Company reserves the right, in its sole discretion, to amend this Agreement to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without the consent of the Executive). In particular, to the extent the Executive becomes entitled to receive payments subject to Code Section 409A upon an event that does not constitute a permitted distribution event under Code Section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, the timing of payment to the Executive will be adjusted accordingly.
     Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, (c) the reimbursement of an eligible expense will be made no later than the last day of the Executive’s taxable year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder. For purposes of Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent.
[Signature Page Follows]

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Agreement, the parties have hereunto set their hands as of the date and year first above written.

KEITHLEY INSTRUMENTS, INC.
By:
Name:
Title:

[Joseph P. Keithley/Linda C. Rae]

EXHIBIT A
TARGET BONUS PERCENTAGE
[80 percent (for Mr. Keithley)]
[60 percent (for Ms. Rae)]

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